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Virgin America Inc.

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Filed by Alaska Air Group, Inc.

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Virgin America Inc.

Commission File No.: 001-36718

The following excerpts are from the transcript of Alaska Air Group, Inc.’s first quarter 2016 earnings conference call held on April 21, 2016.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

…

Before I jump to the results for this quarter, I want to talk for a minute about our proposed acquisition of Virgin America.

Virgin America and Alaska share similar philosophies about building alignment with and taking care of our people and about putting customers first. Both of us run strong operations. We’re both recognized for our terrific customer service, we both have a great onboard product, and we have two of the youngest and most fuel-efficient fleets in the industry.

We’re excited about bringing together two great airlines to create an airline that will have a national footprint and one that we believe will be the premier airline for people that live anywhere along the West Coast.

The next steps in the process involve a vote by Virgin America’s shareholders sometime in the second quarter and a review by the Department of Justice. We believe this combination strengthens our two airlines and enhances competition from the innovative and low-fare segment of the market, so we are hoping for swift clearance to close, which could be at 60 days or less. Even if the DoJ decides that the deal warrants a closer look, we hope to have clearance well before the end of the year.

In the meantime, we remain focused on execution and integration planning. On that front, I want to share that Ben Minicucci, our Chief Operating Officer, will be leading the charge on integration. He understands operations very well and, while he drives hard for results, he cares a lot about people. And that is the real key to success. We are all fully invested in this, but we are also very excited to see Ben do great things with this responsibility.

We’re working hard to lay out the groundwork for a smooth integration and part of that is making sure our standalone business is humming along nicely, so let’s talk about the business that our team of 15,000 people is running today.

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Brandon Pedersen - Alaska Air Group, Inc. - EVP, Finance & CFO

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Our cash flow from operations was $527 million and we ended the quarter with nearly $1.6 billion in cash. Even after adjusting for leases, we’re in a net cash position of almost $600 million. Our debt to cap, including leases, now stands at 26%. Our net cash position, the 95 unencumbered aircraft in our fleet, our investment-grade balance sheet, and our long track record of conservative financial management put us in a strong position to raise the capital necessary to fund the proposed acquisition of Virgin America.

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We are off to a great start in 2016, but we have much work ahead as we go through the integration effort. Although there’s a lot going on, we are mindful that we need to remain focused on the core business. We’re going to maintain the same level of discipline and budget rigor so that we hit our operational and financial goals.

I’m super-focused on the risk that we lose a bit of budget discipline with the integration work and we are setting up controls now to ensure that that does not happen. I want to thank everyone involved in the integration in advance for the huge effort that they are about to undertake to combine Alaska and Virgin America into the premier airline for people on the West Coast.

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Savi Syth - Raymond James

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And then also maybe on the funding side; I know there’s $2 billion related to the acquisition. Are you planning to raise any more debt beyond that? And with the E175s any chance of the sale-leaseback or is that set financing?

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Mark Eliasen - Alaska Air Group, Inc. - VP, Finance & Treasurer

Savi, this is Mark. Good morning. On the financing side we are going to raise the $2 billion, as we talked about a couple weeks ago, and that process is going very well. We’re getting strong demand. We’ve got exceptional collateral and it’s a rare opportunity really for a lot of these lenders to work with Alaska, because, as you know, we haven’t been borrowing over the last six or seven years.

Going forward, we’re going to manage leverage in that 40% to 50% range and borrow for some aircraft and pay cash for some aircraft.

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Michael Linenberg - Deutsche Bank

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My second question, this is to Mark. Mark, when you mentioned the $2 billion of financing and how there was a positive response from the market, you talked about — you mentioned exceptional collateral. Is the $2 billion financing that is being used for the Virgin deal, is that all secured or are you going to look to do a mix of secured and unsecured? What’s going on there?

Mark Eliasen - Alaska Air Group, Inc. - VP, Finance & Treasurer

Mike, that’s a great question. I would say that it will be all secured. We are able to do unsecured, we just like the pricing, frankly, better on the secured borrowing. The 737-800s and 900s that we have are very new. We’ve got over 70 of those really desirable aircraft that are unencumbered and it’s just a great source of borrowing.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

My comments to that is I’ve asked that question to these guys several times, should we be doing some unsecured? And the pricing does look attractive, but it’s just not good enough to take you there instead of to secured financing.

Mark Eliasen - Alaska Air Group, Inc. - VP, Finance & Treasurer

And we will be an unsecured borrower at some point. Just for this transaction it made sense to use that collateral we have.

Michael Linenberg - Deutsche Bank

Okay, great. Is that just all — is that aircraft assets or would you consider —? I know you do have some slots at airports like Reagan National and I’m sure you also probably have some hard assets maybe you could potentially pledge. Or is it 100% aircraft?

Mark Eliasen - Alaska Air Group, Inc. - VP, Finance & Treasurer

This will be 100% aircraft. We do have a lot of assets, but the aircraft is what will get us the lowest rate, frankly.

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Hunter Keay - Wolfe Research

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Ben, can you talk to me about your plan of attack on integration at a high level? Are you going to use be using consultants? And you just thinking you will have some targets that maybe we’re not going to see underneath the surface. As you ramp up the integration process are you going to be more inclined to maybe slow the organic growth a little bit?

Then also a separate question for Brad. Can you talk to us about how the meetings went with DOJ?

Brad Tilden - Alaska Air Group, Inc. - President & CEO

We will get Ben to answer the first one and I cannot talk to you because I wasn’t in them, but we will get Kyle Levine — we will see if he is willing to say anything about the DOJ meetings. Go ahead.

Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

Good morning, Hunter; it’s Ben. I’m really excited so far at how we have begun this integration process. At this point we have created the structure of which — how we’re going to attack the integration. We are starting to fill the structure with strong team members.

I have been down to San Francisco a couple times; I met with their folks, so we’ve got a lot of strong momentum. I will tell you that we are focused on and we are going to be disciplined at achieving the revenue and cost synergies that we identified through our due diligence.

You know little bit about us, a little bit about me; we’re going to be extremely disciplined with metrics and scorecards as we drive this thing through. But we’re going to be also very sensitive to the cultural and the brand issues that we have to bring together as well. So I am extremely positive and optimistic we are going to do this well. Our goal is to do this hopefully in a way that people can look back and say this is one of the best integrations that has been executed in a long time.

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Kyle Levine - Alaska Air Group, Inc. - VP, Legal & General Counsel

Hunter, this is Kyle. So as you know, the regulatory review situation is just getting started, but what I will say is so far, so good. I’m not going to presume to say what the DOJ is going to — how they are going to view it or what timing they are going to impose.

But I will tell you that we’re answering their questions and we’re working really hard to show them why we think this is such a good combination for consumers and competition. We are hoping, conservatively, that we’re going to have closing before the end of the year.

Brandon Pedersen - Alaska Air Group, Inc. - EVP, Finance & CFO

Hunter, it’s Brandon. Just I will add one more thing. You asked about our use of consultants. Yes, we are going to use some consultants, but one of the controls that I talked about in my prepared remarks is how much we’re going to use on consultants.

We’re going to keep a very tight lid on that. The price matters a lot. We want to build the talent internally and take ownership internally, and so while there will be consultants, the budget for consultants is going to be tightly controlled.

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Jamie Baker - JPMorgan

Good morning, everybody. As you know, I happened to be in the Bay Area when the deal was announced and I must say that, as a New Yorker, I grossly underestimated just how strong of a cult-like following Virgin has built out there. I don’t ordinarily allow my earnings models to be influenced by passenger preference and stuff like that, but I’m thinking I might have to make an exception this time.

I know it has only been 2.5 weeks, but does your analysis still assume that you retain 100% of the Virgin loyalists? It really seems to me that you might be — you might want to be modeling for some spill there.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

Jamie, it’s Brad. I will start; maybe Andrew wants to pop in. But I think it’s a really good question.

We were attracted to Virgin because they have built an incredible company in nine years. You are right; there is a very, very strong allegiance to that company. The employees feel a tremendous amount of passion for the company and the customers do. And that’s — I will just say that’s why the company is so attractive to us.

So the biggest challenge, I think, for this leadership team isn’t —. We’re going to have all kinds of challenges: bringing the certificate together, doing this safely, integrating collective-bargaining agreements, seniority lists, and all of that. The biggest challenge is going to be bringing the customers together and that’s what we’re focused on.

That’s why we’ve talked a lot about the brand. We’re going to go into this with a humble approach. We’re going to look at both product sets, the tangible product features. We’re going to look at Virgin’s approach, look at Alaska’s approach, and over 12 or 18 months make a decision of what’s best for our collective customers. As we look at the brand, we’re going to think about the brand and do what’s best.

But our goal — I guess what I just want to reassure you, we are aware of the value that that company has brought to its customers. Our goal isn’t to lose that. Our goal is to gain that as a foothold in the state of California as something that we grow in the decade or two ahead.

In terms of specific modeling, I haven’t done any specific modeling on this. Maybe our team has. But I think the long-term idea isn’t to lose passengers, it’s to grow them substantially over the 5, 10, 15 years that are in front of us.

Jamie Baker - JPMorgan

Have you put any thought into what the costs would be to retrofit your current flying with much of the hard product that makes Virgin so curiously popular? To me.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

There’s a lot to be done there. We are really just starting that now, Jamie. We are starting to look at the transcon service out of San Francisco and LA to JFK in particular. The product offering is different than what we have done (technical difficulty).

But it will be a complex analysis. There’s RASM implications, there’s loyalty implications, and there’s cost implications. And we are going to try to do this in a way where we’re known for innovation, we’re known for great service, we’re known for low fares, and for the analyst community, we are known for making money and making returns. So we’ve got our work cut out for us, but that’s what we’re going to be thinking about.

Jamie Baker - JPMorgan

As a follow-up, other than maybe just an email or a phone call saying congratulations, have either Boeing or Airbus reached out in a meaningful way to start discussing how they might participate in the fleet simplification process? I’m just trying to gauge how eager they might be or if that is a work in progress.

Mark Eliasen - Alaska Air Group, Inc. - VP, Finance & Treasurer

Jamie, this is Mark. I’ll just answer — start out by saying that we have a fabulous relationship with Boeing. We have a terrific partnership really with all the manufacturers we work with. We don’t work directly with Airbus today, but we will be talking to them and we anticipate the same type of relationship.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

I will underscore what Mark has said. We couldn’t be more appreciative of the relationship we have with Boeing. We get treated like an airline that’s much bigger than we actually are and they’ve been fantastic to us.

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Julie Yates - Credit Suisse

Okay. Then just one more longer term. Maybe how do we think about the percent of your business that is corporate today and then how you expect that mix to change with the Virgin acquisition as you have a stronger foothold in major markets like LA and San Francisco and a more expansive network?

Joe Sprague - Alaska Air Group, Inc. - SVP, Communications and External Relations

Good question, thanks. This is Joe again. You know, I think today it’s relatively small. We do have great network utility out of Seattle and that sort of overlaps with a lot of corporate activity here in Seattle.

Outside of Seattle historically haven’t had a strong base for corporate travel. That certainly will change with the Virgin America acquisition. We’re really excited to get down and get smarter about what the opportunities are in SoCal and especially in the Bay Area. There are a lot of overlap in some of the tech companies between Seattle and the Bay Area, so we will have little bit of a head start in the relationship there.

So I would just say that — we don’t have exact numbers today, but that is going to evolve and I think corporate will become a more important part of our network going forward.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

I might just jump on that, Julie. Business travel will be important and we will want to be the go-to airline for business travel up and down the West Coast. But A4A just sent out some updated information which sort of confirms something a lot of us already knew.

Basically showed that roughly 70% of the market — I think the survey period was the last 12 months. 70% of the market in the last 12 months was leisure and that’s up from 50%. Joe, you might remember, but it’s 20 years ago or something like that. But the business has just moved more and more towards leisure.

For leisure to work, you’ve got to have a strong economy. Businesses need to be doing well. You’ve got to have people with money in their pockets to buy tickets.

The point I am making is that we feel really good about this combination with Virgin because we’re really well set to serve the high end of that leisure market as well as the business market. So we think we are really in the sweet spot of where the demand is and perhaps in even an underserved segment of the market here.

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David Fintzen - Barclays

Then just is the IT platform in a place where you can — if you have to go about maintaining the Virgin brand or at least the Virgin revenue premium in maybe a different way, do you have enough flexibility in the IT platform to sort of be innovative around pricing? Or is that a long-term process in the way we should think about it?

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

This is Andrew. We are both — Virgin America and ourselves are on Sabre reservation systems, so from a platform — from the just core bookings system, we’re in a good place there but a lot of work to be done. Like anything, we will likely find all sorts of technical challenges.

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Adam Hackel - CRT

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Couple things. First of all, just curious kind of going back to the Virgin product here. Just from personal experience and from those I talked to out in Bay Area, it seems like they do a lot of things very differently, but they are kind of smaller things.

Just curious what you guys think about things like — the ones that are obvious are the mood lighting, the in-flight video, and the touchscreen ordering. All those kinds of smaller in-flight things. How are you guys looking at that in terms of bringing that potentially to Alaska?

Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

Adam, this is Ben. This is what the integration team is going to do. We’re going to bring those teams that specialize in those areas from both airlines and together, with the joint team, we’re going to be thoughtful, we’re going to be deliberate, and maybe to go back to the other point is, we want to make sure we keep the existing Virgin customers and make this thing even better than it is.

So we are actually excited about getting our energies behind that. And I think we’re going to be in a better place than we are today.

Adam Hackel - CRT

It seems like between the Virgin product and Alaska’s service you actually have a pretty nice combination there.

I guess one more. We talked about this a little bit before, but in terms of the job Virgin has done within the corporate side of kind of Silicon Valley tech world, what are some things that they have done that you guys can potentially apply in Seattle, if you’ve done any of that yet?

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

Sorry, Adam, can you —? We missed that first part of that question.

Adam Hackel - CRT

Sure. Just the success that Virgin has had in the corporate side on Silicon Valley in the tech community. I know they said seven of their top 10 corporate accounts were tech. Just some of the things that they may have done that you guys can maybe learn from and use in your Seattle base.

Joe Sprague - Alaska Air Group, Inc. - SVP, Communications and External Relations

Adam, this is Joe. Yes, one thing is we have operated down in San Francisco ourselves, obviously a much more limited presence, but we’ve actually had our own corporate salespeople in the Bay Area for 25 years so we’ve got couple of folks down there now that know these accounts.

Obviously Virgin America has their own team down there and, as you’ve heard from them, they do have good relationships with these tech companies down there. So between the small presence we’ve had down there combined with theirs, we’re excited to get to know those accounts better. And as I mentioned earlier in the call, a lot of them are companies that also have a presence here in Seattle so we’re looking to build on those relationships as much as we possibly can.

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

The other thing I would add, too, is if you think of our global alliances and our foreign flag carriers, I think we will be bringing a very deep and rich portfolio of international carriers to California, where we have all sorts of reciprocal benefits and earning and burning opportunities. So we really see opportunity for the corporate, both domestic and international traveler, as we move forward.

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Tom Banse - KUOW Radio Seattle

Thanks for taking the questions. I have a follow-up question on keeping the loyalty of the Virgin customers. I am curious, maybe for Ben or Brad perhaps, did your meetings down in San Francisco or your assessment of the customer reaction after the acquisition made public change any of your thinking about how long to keep the Virgin brand as an independent operation?

Brad Tilden - Alaska Air Group, Inc. - President & CEO

Tom, it’s Brad. I will start and maybe Ben wants to jump on as well.

We did have a good meeting down there I think a week ago Tuesday with a huge turnout of Virgin employees. And we also got a chance to walk around the terminal and just sort of visit a little bit. I don’t know that it changed our perception, but we did sense firsthand the love those employees have for that company and the loyalty those customers have for the brand and the product. So we got closer to it, we sensed it firsthand, and I think that was an important thing for us to experience.

I must say, we’re looking forward to the challenge. I’ll just restate: the big challenge in front of us is to get all of the value out of this acquisition. What we really — the reason we are doing this is to get a foothold, a bigger foothold in the state of California, something that we can grow in the decades ahead. The good news is that Alaska Airlines is good at building loyalty and growing customers, and that’s what we are going to be doing in California. What I will just say is we are all really looking forward to that.

Anything you want to add, Ben?

Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

That’s perfect, Brad.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America with a wholly owned subsidiary of Alaska Air Group. Virgin America intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information concerning the ownership of Virgin America securities by Virgin America’s directors and executive officers is included in their SEC filings on Forms 3, 4, and 5, and additional information about Virgin America’s directors and executive officers is also available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016, and is supplemented by other public filings made, and to be made, with the SEC by Virgin America. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information about Alaska Airlines, Virgin America and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “likely,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof, and may include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations, products and services of Virgin America and/or Alaska Airlines. Alaska Airlines and Virgin America caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may differ materially from those contained in any forward-looking statements. Such risks and uncertainties include: the failure to obtain Virgin America stockholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the transaction to Virgin America and its management; the effect of announcement of the transaction on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Alaska Airlines and Virgin America are described in greater detail in their respective SEC filings, including (i) as to Alaska Airlines, Alaska Airlines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Alaska Airlines with the SEC after the date thereof, and (ii) as to Virgin America, Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Alaska Airlines and Virgin America make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.